EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT, made and entered as of this 1ST day of JULY, 1999 ("Effective Date"), by and between V-ONE Corporation, a Delaware corporation with its principal executive offices at 20250 Century Blvd, Suite 300, Germantown, Maryland 20874 ("Company") , and DAVID D. DAWSON, an individual residing at 119A RECORD STREET FREDERICK, MD 21701 "Employee");

      WHEREAS, the Company wishes to assure itself of the future services of Employee for the Company, and Employee is willing to serve in the employ of the Company upon the terms and conditions set forth in this agreement, on a full-time basis; and

      WHEREAS, the Company and Employee desire to set forth the amounts payable and benefits to be provided by the Company to Employee in the event of a termination of Employee's employment with the Company under the circumstances set forth herein, including after the happening of a Change in Control (as defined herein); and

      WHEREAS, the Company wishes to secure Executive's noninterference upon the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

      1. EMPLOYMENT. The Company agrees to continue Employee in its employ, and Employee agrees to remain in the employ of the Company, for the period stated in
Section 3 hereof and upon the other terms and conditions herein provided.

      2. POSITION AND RESPONSIBILITIES.

      The Company employs Employee, and Employee agrees to serve, as PRESIDENT AND CHIEF EXECUTIVE OFFICER of the Company reporting to the Chief Executive officer, on the conditions hereinafter set forth. Employee agrees to perform such services consistent with her position as PRESIDENT AND CHIEF EXECUTIVE OFFICER as shall from time to time be assigned to her by the Company's Board of Directors ("Board") or by an executive designated by the Board.

      3.    TERM AND DUTIES.

      (a) TERM. The term of this employment agreement shall commence on NOVEMBER 21, 1997 and terminate on NOVEMBER 21, 1999, subject to automatic renewal for successive one-year terms unless either party shall have notified the other in writing not less than 90 days prior to the then current expiration date of this Agreement of such party's determination not to renew this Agreement.

      (b) The Company shall have the right, on written notice to you,

            (i) to terminate your employment immediately at any time for Just Cause, as defined in Paragraph 6e.

            (ii) to terminate your employment at any time on or after NOVEMBER 21, 1997, or to not renew the Agreement at any time, without cause provided the Company shall be obligated in either case to pay to you severance pay as specified in Paragraph 7.

      (c) DUTIES. During the period of her employment hereunder by the Company and except for illness, reasonable vacation periods having an aggregate duration of not less than that provided pursuant to the Company's practices in effect on the Effective Date, and reasonable leaves of absence, Employee shall devote her business time, attention, skill, and efforts as may be reasonably necessary to the faithful performance of her duties hereunder except as defined in Annex A to this agreement.

      (d) HEADQUARTERS LOCATION. The Company agrees to maintain Employee's offices within Montgomery County in the State of Maryland ("Base Employment Area").

      4. COMPENSATION, STOCK OPTIONS, REIMBURSEMENT OF EXPENSES, AND RELOCATION.

      (a) COMPENSATION. The Company shall pay to you for the services to be rendered hereunder a base salary at an annual rate of $200,000, subject to increase, in accordance with the policies of the Company from time to time, payable in installments in accordance with Company policy, but in no event less frequently than monthly.

      (i) The Compensation Committee of the Board of Directors will review the base salary from time to time, no less frequently than annually, and may in its sole discretion adjust the base salary upward but not downward, to reflect performance, appropriate industry guideline data and other factors.

            (ii) If certain performance goals reasonably established from time to time by the Company are met, you will be entitled to a cash performance bonus of 40% of base salary, with respect to each fiscal year. The amount of such bonus percentage may be increased but not decreased by the Company. Performance in excess of 100% of plan objectives will be rewarded at an incrementally higher percentage. Metrics will also be reasonably established to measure and compensate appropriately for performance below the plan goals.

      (b) STOCK OPTIONS. You shall also be entitled to all rights and benefits for which you shall be eligible under deferred bonus, pension, group insurance, profit-sharing or other Company benefits which may be in force from time to time and provided for the Company's executives generally.

You have been granted warrants to purchase 300,000 shares and options to purchase 500,000 shares of V-ONE Corporation Common Stock. The purchase price per share is $3.125. The option vests over four years at a rate of one-fourth per year on each of November 21st 1998, 1999, 2000 and 2001. In the event that the Company should terminate you without cause, then the option for the year in which such termination occurs shall fully vest and shall be exercisable within 90 days. All unvested options will also immediately vest in full upon the declaration of an "Change in Control" as set forth in Paragraph 2.06 of the V-ONE 1996 Incentive Stock Plan.

The options granted will be ISO's as defined by the Internal Revenue Code to the maximum extent possible. Options above that limit will issued as non-qualified stock options

      Unvested warrants/options will expire in the event your employment is terminated voluntarily by you, or in the event your employment is terminated by the Company for cause.

      (c) REIMBURSEMENT OF EXPENSES. The Company shall pay or reimburse Employee, in accordance with such polices and procedures as the Board may establish from time to time, for all reasonable travel and other expenses incurred by Employee in the performance of her obligations under this Agreement.

      The Company shall pay for your direct relocation expenses, including the reasonable and customary cost of moving your household goods and reasonable and customary closing costs for the sale of your present home and the purchase of a new home, such as real estate brokers' commissions, together with an additional amount of cash sufficient to pay any personal income taxes payable as a result of the Company's payment of your direct relocation expenses. In the interim, the Company will also provide you a furnished apartment, or suitable living quarters, in the general vicinity of the Company's corporate headquarters. The total amount of moving and living expenses associated with your relocation will be limited to $60,000.

      (d) MEMBER OF THE BOARD OF DIRECTORS. Subject to confirmation by the present Board of Directors, in accordance with the Charter and Bylaws of the Company, you will be elected as a director to fill a term expiring at the annual meeting of shareholders in the year 2000; provided, however that in the event your employment as CEO should terminate for any reason, you hereby irrevocably agree to resign as a director effective upon such termination.

      Subject to the provisions of the Company's charter and bylaws, one directorship (in addition to your own) shall be reserved for election of a person nominated by you and approved by a majority of the directors, and one other director agreed upon by you and James F. Chen will be formed to make recommendations for replacement of members of the Board of Directors during the first twelve months of your tenure.

      Notwithstanding the foregoing, however, it is understood and agreed that no action concerning the composition of the Board of Directors shall be taken except in strict conformity with the charter and bylaws of the Company. It is further understood that the charter presently provides a vote of at least 67% of the outstanding shares of the capital stock of the Company entitled to vote generally in the elections of directors cast at a meeting called for that purpose.

      5. PARTICIPATION IN BENEFIT PLANS. The payments provided for in this Agreement, except where specifically provided otherwise, are in addition to any other benefits to which Employee may be, or may become, entitled under any of the Company's group hospitalization, health, dental, care, and/or sick-leave plans; life, other insurance and/or death benefit plans; travel and/or accident insurance plans; deferred compensation plans; capital accumulation programs; restricted income and/or stock purchase plans; stock option plans; retirement income and/or pension plans; supplemental pension plans; excess benefit plans; short- and long-term disability programs; and other present and future group employee benefit plans and programs for which Company executives are or shall become eligible. Employee shall be eligible to receive, during the period of her employment under this Agreement and during any subsequent period for which he shall be entitled to receive payments from the Company under Section 6, all of the foregoing benefits and emoluments for which employees are eligible under every such plan and program to the extent permissible under the general terms and provisions of such plans and programs and in accordance with the provisions thereof. Nothing contained in this Agreement shall prevent the Board from amending or otherwise altering any such plan, program, or arrangement as long as such amendment or alteration equitably affects all the Company's employees of the level of vice president or above.

      6. TERMINATION OF EMPLOYMENT. Subject to the payments contemplated by
Section 7 Employee's employment under this Agreement may be terminated by the Company or Employee as follows:

      (a) DISABILITY.

            (i) If Employee fails to perform her duties under this Agreement on account of Disability (as hereinafter defined), the Company may give notice to Employee to terminate this Agreement on a date not less than thirty (30) days thereafter ("Notice Period") and, if Employee has not resumed full performance of her duties under this Agreement within such Notice Period, then Employee's employment under this Agreement will terminate on the date provided in the notice ("Disability Termination Date").

            (ii) As used in this Agreement, the term "Disability" shall mean the complete inability of Employee to perform her duties under this Agreement by reason of her total and permanent disability, as determined by an independent physician selected with the approval of the Board and Employee. The determination of total and permanent disability will not be made until after all leave of absence time specified in the Federal Family and Medical Leave Act ("FMLA") has been exhausted.

      (b) DEATH. If Employee dies while employed under this Agreement, her employment under this Agreement will terminate as of the date of her death ("Date of Death"). Within thirty (30) days after the Date of Death, the Company shall pay amounts due under this Agreement to the Employee's legal representative.

      (c) TERMINATION BY EMPLOYEE OR COMPANY. In the event that

            (i) the Company terminates Employee's employment for any reason other than for "just cause", "material breach" (as hereinafter defined); or

            (ii) Employee terminates her employment with the Company because of the Company's material breach of this Agreement, or

            (iii) Employee's Base Salary, as in effect on the Effective Date or as the same may be increased from time to time, is reduced, or there is a reduction in Employee's authority, perquisites, position, title or responsibilities; or

            (iv) The Company's principal executive offices are relocated to a location outside the Base Employment Area or the Company requires Employee to be based anywhere other than the Company's principal executive offices or such other location that is mutually agreed upon between Company and Employee (except for required travel on the Company's business); or

            (v) The Company undergoes a Change in Control, then:

The Company will pay severance compensation as defined in Paragraph 7 and all options granted to employee and not yet vested, will vest immediately upon termination.

No termination of employment pursuant to this Section 6(c) shall operate to prohibit Employee from negotiating and entering into a new employment contract with the Company or such entity as survives the Change in Control.

      (d) RETIREMENT. Employee shall be entitled to terminate her employment with the Company on, or at any date after, a date on which he is at least sixty-five (65) years old. Any date on which Employee elects to retire shall be referred to as the "Retirement Termination Date." The Company shall pay to Employee her Base Salary and Bonus Salary as then in effect that has accrued to the last day of the month in which the Retirement Termination Date occurs. A11 vested stock options will be exercisable for their originally defined time period, typically 10 years from date of issue, after retirement.

      (e) TERMINATION BY THE COMPANY FOR JUST CAUSE.

            (i) The Company may terminate Employee's employment for "just cause" at any time by giving written notice thereof to Employee. (Except as provided below, the date of such notice is the "Just Cause Termination Date" unless otherwise provided in the notice). Within thirty (30) days after the Just Cause Termination Date, the Company shall pay to Employee her Base Salary as then in effect that has accrued to the Just Cause Termination Date. For the purposes of this subparagraph, "just cause" shall mean any of the following: (I) Employee's conviction of any crime or criminal offense involving the unlawful theft or conversion of substantial monies or other property or any other felony (other than a criminal offense arising solely under a statutory provision imposing criminal liability on the Employee on a PER SE basis due to the offices held by the Employee); or (ii) Employee's conviction of fraud or embezzlement.

            (ii) Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for just cause pursuant to this Section 6(e) unless and until he shall have received a copy of a resolution duly adopted by the affirmative vote of a majority of the Board, at a meeting held for that purpose, declaring that in the good faith opinion of the Board one or more of the conditions set forth in clause (i) of this Section 6(e) has occurred and specifying the particulars thereof, or

      (f) MATERIAL BREACH. shall mean any of the following: (i) Employee's breach of any of her fiduciary duties to the Company or its stockholders or making of a willful misrepresentation or omission which breach, misrepresentation or omission would reasonably by expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company; (ii) Employee's willful, continual and material neglect or failure to discharge her duties, responsibilities or obligations prescribed by Sections 1, 2 and 3 (other than arising solely due to physical or mental disability);

      (iii) Employee's habitual drunkenness or substance abuse which materially interferes with Sections 1, 2 and 3; (iv) Employee's willful, continual and material breach of any non-competition or confidentiality agreement with the Company, including without limitation, those set forth in Sections 10 and 11 of the Agreement; and (v) Employee's gross neglect of her duties and responsibilities, as determined by the Company's Board of Directors; in each case, after the Company or the Board of Directors; has provided Employee with 30 days' written notice of such circumstances and the possibility of a Material Breach, and Employee fails to cure such circumstances and Material Breach with those 30 days.

      (g) RESIGNATION BY EMPLOYEE. Employee can resign at any time, giving 60 days notice, terminating her employment under this Agreement ("Effective Resignation Date" ). All Base Salary and Bonus Salary earned through the Effective Resignation Date including notice period, will be paid to Employee. All vested stock options will be exercisable for a period of 90 days following the effective resignation date.

      7. SEVERANCE. If Severance Compensation is triggered under conditions specified in Paragraph 6, the compensation will include the following.

      (a) the Company shall pay Employee (or her estate or representative) within ten (10) days following the date her employment with the company is so terminated ("Employee Termination Date") as severance pay a lump sum payment equal to the sum of (A) the aggregate amount of the future Base Salary payments Employee would have received if he continued in the employ of the Company until twelve (12) months following the Employee Termination Date and (B) Employee's projected bonus for the twelve months in which the Employee Termination Date occurs, which shall be computed assuming that Employee had remained in the Company's employ for the next twelve months and that all performance goals or other performance measures have been met at the then current level for the time period. The payment required by clause (A) shall be calculated at the highest rate of Base Salary paid to Employee at any time under this Agreement with such payments discounted to present value at a discount rate equal to one percent (1%) above the per annum one-year Treasury Bill rate, as published in the Eastern Edition of the Wall Street Journal, on the Employee Termination Date (or the next preceding date on which such rate is published), applied to each such future payment from the time it would have become payable to the date Employee receives payment.

      (b) All vested stock options as specified in Paragraph 4b, including the options that would vest as part of the termination, would be exercisable within 90 days of such termination, or, if allowable under the Company's stock option plan, Employee may elect to exchange incentive stock options to non-qualified stock options and extend the allowable period to exercise such non-qualified stock options to five years.

      8. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall mean the occurrence, after the Effective Date, of any of the following events, directly or indirectly or in one or more series of transactions:

            (i) A consolidation or merger of the Company with any third party (which includes a single person or entity or a group of persons or entities acting in concert) not wholly owned directly or indirectly by the Company (a "Third Party"), unless the Company is the entity surviving such merger or consolidation;

            (ii) A transfer of all or substantially all of the assets of the Company to a Third Party or a complete liquidation or dissolution of the Company;

            (iii) A Third Party, directly or indirectly, through one or more subsidiaries or transactions or acting in concert with one or more persons or entities;

                  (A) acquires beneficial ownership of more than 50% of the classes of stock of the Company entitled to vote generally in the election of directors of the Company ("Voting Stock");

                  (B) acquires irrevocable proxies representing more than 50% of the Voting Stock;

                  (C) acquires any combination of beneficial ownership of Voting Stock and irrevocable proxies representing more than 50% of the Voting Stock;

                  (D) acquires the ability to directly or indirectly exercise a controlling influence over the management or policies of the Company;

            (iv) A determination is made by the Securities and Exchange Commission ("SEC") or any similar agency having regulatory control over the Company that a change in control, as defined in the securities laws or regulations then applicable to the Company, has occurred.

Notwithstanding any provision contained herein, a Change in Control shall not include any of the above described events if they are the result of a Third Party's inadvertently acquiring beneficial ownership or irrevocable proxies or a combination of both for 50% or more the Voting Stock, and the Third Party as promptly as practicable thereafter divests itself of beneficial ownership or irrevocable proxies for a sufficient number of shares so that the Third Party no longer has beneficial ownership or irrevocable proxies or a combination of both for 50% or more of the Voting Stock.

      9. EXCISE TAX.

      (a) EXCESS PARACHUTE PAYMENT. Notwithstanding anything to the contrary in this Agreement, if tax counsel selected by the Company and acceptable to Employee determines that any portion of any payment by the Company to Employee under this Agreement or otherwise would constitute an "excess parachute payment," then the payments to be made to Employee by the Company shall be reduced such that the value of the aggregate payments that Employee is entitled to receive under this Agreement and any other agreement, plan or program of the Company shall be one dollar ($1.00) less than the maximum amount of payments that Employee may receive without becoming subject to the tax imposed by Section 4999 of the Code; PROVIDED, HOWEVER, that the foregoing limitation shall not apply in the event that such tax counsel determines that the benefits to Employee on an after-tax basis (i.e., after federal, state, and local income and excise taxes) if such limitation is not applied would exceed the after-tax benefits to Employee if such limitation is applied.

      (b) THE COMPANY NOT RESPONSIBLE FOR EXCISE TAX. If the Internal Revenue Service assesses an excise tax against Employee pursuant to Sections 280G and 4999 of the Code, the Company shall be under no obligation to Employee with respect to the amount of (i) the excise tax or (ii) any additional federal income tax due from and payable by Employee as the result of her receipt of any payment hereunder or otherwise.

      10. COVENANT NOT TO COMPETE. Employee covenants and agrees that, in consideration of the amounts to be paid Employee hereunder and other good and valuable consideration, for a period of six (6) months beyond the Effective Resignation Date, Retirement Termination Date or the Just Cause Termination Date (each a "Termination Date"), Employee shall not be employed as an executive officer of, control, manage, or otherwise participate in the management of the business of a "significant competitor" of the Company. The term "significant competitor" shall mean any Company or division of a Company that, on the date of its employment of Employee, derives more than 50% of its gross revenues from network security products and/or services, or a Company that owns or controls a majority of the voting securities of any such Company. The Company and Employee agree that the terms and conditions of this Section 9 shall survive the termination of this Agreement following the Termination Date.

      11. CONFIDENTIAL INFORMATION.

      (a) Employee shall not, directly or indirectly, during the term of her employment hereunder and at any time after a termination of her employment for any reason, to the detriment of the Company, knowingly divulge, disclose, disseminate, publish, reveal or otherwise communicate to any unauthorized person any Confidential Information relating to the Company, the Company's subsidiaries or affiliates, or to any of the businesses operated by any of them.

      (b) Employee confirms that Confidential Information constitutes the exclusive property of the Company and the Company's subsidiaries and affiliates. Upon a termination of her employment hereunder, Employee will promptly return to the Company all Materials (whether prepared by Employee or others) containing, constituting, embodying or illustrating Confidential Information, and all other property of the Company or of the Company's subsidiaries and affiliates then in her possession or custody.

      (c) As used in this Section 10 the following terms shall have the following meanings:

            (i) the term "Confidential Information" means information disclosed to Employee or known to Employee as a consequence of or through her employment by the Company and not generally known in the Company's industry. Such information includes, but is not limited to, information relating to the Company's products, research, development, accounting, finances, marketing, merchandising and selling, and specifically includes future business plans, client lists, lists of current and prospective employees and consultants, potential acquisition candidates, and training and operating methods and techniques. The term "Confidential Information" does not include information that (A) at the time it was received by Employee was generally available to the public; (B) prior to its use by Employee, becomes generally available to the public through no act or failure of Employee; or (C) is received by Employee from a person who is not a party to this Agreement and who is not under an obligation of confidence with respect to such information.

            (ii) "Materials" includes, but is not limited to, books, notebooks, documents, records, photographs, films, video tapes, audio tape recordings, computer disks, diskettes or other electronic or optical storage media, software and support materials, and similar or other materials.

      (d) Employee shall not otherwise knowingly act or conduct himself (i) to the material detriment of the Company or the Company's subsidiaries or affiliates, or (ii) in a manner that is inimical or contrary to the interests thereof.

      (e) The Company and Employee agree that the provisions of this Section 10 shall survive the termination of this Agreement for any reason whatsoever.

      12. GENERAL PROVISIONS.

      (a) ENTIRE AGREEMENT. This Agreement, together with the employment agreement existing between the parties immediately prior to the Effective Date, if any, (as amended herein), contains the entire understanding between the parties hereto with respect to the employment of Employee.

      (b) CONSOLIDATION, MERGER, OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or corporations; PROVIDED, HOWEVER, that such consolidation, merger or transfer shall not affect Employee's rights under Section 6(c) hereof. Upon such a consolidation, merger, or transfer of assets and assumption, the term "the Company", as used herein, shall mean such other corporation or corporations, and this Agreement shall continue in full force and effect and such other corporation or corporations shall be liable for all payments to Employee under the Agreement.

      (c) NO DUTY TO MITIGATE. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by Employee offset in any manner the obligations of the Company hereunder.

      (d) NONASSIGNABILITY. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof is assignable by Employee, her beneficiaries, or legal representatives without the Company's prior written consent; PROVIDED, HOWEVER, that nothing in this Section 12 (d) shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon her death or disability, or (ii) the executors, administrators, or other legal representatives of Employee or her estate from assigning any rights hereunder to the person or persons entitled thereto.

      (e) NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or the execution, attachment, levy, or similar process or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

      (f) NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, return receipt requested, first-class postage prepaid, to the parties to this Agreement at the following addresses:

            (i) if to the Company at:
                  V-ONE CORPORATION
                  20250 Century Boulevard
                  Suite 300
                  Germantown, Maryland 20874

                  and

            (ii) if to Employee at the address set forth at the end of this
                 Agreement

or to such other address as either party to this Agreement shall have last designated by notice to the other party. All such notices and communications shall be deemed to have been received on the earlier of the date of receipt or the third business day after the date of mailing thereof.

      (h) BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person, other than the parties to this Agreement or their respective successors or permitted assigns, any legal or equitable right, remedy, or claim under or in respect of any agreement or any provision contained herein.

      (i) DISPUTE RESOLUTION. Subject to (iv) below, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association ("AAA"). A request for arbitration shall be filed in the AAA office closest to the Company and the arbitration shall be conducted in Montgomery County, Maryland.

            (ii) The parties irrevocably consent to the jurisdiction of the Federal and state courts located in the State of Maryland for any purpose relating to this agreement.

            (iii) The arbitrator(s) may, in the course of the proceedings, order any provisional remedy or conservatory measure (including, without limitation, attachment, preliminary injunction, or the deposit of specified security) that the arbitrator(s) consider to be necessary, just, and equitable. The failure of a party to comply with such an interim order may, after due notice and opportunity to cure such noncompliance, be treated by the arbitrator(s) as a default, and some or all of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the arbitrator(s) may impose such lesser sanctions as may be deemed appropriate. A request for interim or provisional relief by a party to a court shall not be deemed incompatible with the agreement to arbitrate or a waiver of that agreement.

            (iv) The parties acknowledge that any remedy at law for breach of this Agreement may be inadequate, and that, in the event of a breach of Sections 9 and 10 by Employee, any remedy at law would be inadequate in that any such breach would cause irreparable competitive harm to the Company. Consequently, in addition to any other relief that may be available, either party may seek temporary and permanent injunctive relief, including, without limitation, specific performance, without the necessity of the prevailing party proving actual damages and without regard to the adequacy of any remedy at law.

            (v) In the event Employee is the prevailing party in any arbitration or court proceeding, then Employee shall be entitled to reimbursement by the Company for all reasonable legal and other professional fees and expenses incurred by Employee in such proceeding or in enforcing any award, including reasonable attorneys' fees.

      (j) AMENDMENT. This Agreement may be terminated, amended, modified, or supplemented only by a written instrument executed by Employee and the Company.

      (k) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Maryland, regardless of the law that might be applied under principles of conflict of laws; PROVIDED, HOWEVER, that any arbitration under Section 11(i) hereof shall be conducted in accordance with the United States Arbitration Act as then in force.

      (1) SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      (m) WITHHOLDING OF TAXES. The Company may withhold from amounts required to be paid to Employee hereunder any applicable federal, state, local, and other taxes with respect thereto; PROVIDED, HOWEVER, that the Company shall promptly pay over the amounts so withheld to the appropriate taxing bodies and provide to executive appropriate statements on forms proscribed for such purposes on the amounts so withheld.

      (n) SEVERABILITY. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provisions not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

      (o) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and Employee has signed this Agreement, all as of the Effective Date.

ATTEST:                             V-ONE CORPORATION



                                    By /s/ Margaret E. Grayson
                                       --------------------------

(Corporate Seal)

WITNESS:                            Employee:  David D. Dawson



 /s/ Lisa M. Albrecht                /s/ David D. Dawson
------------------------            -----------------------------

                                                                         ANNEX A

Except as stated herein or with the prior written consent of the Company's Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise other than ones in which you are a passive investor.

Except as permitted by Section 5.3, you will not acquire, assume or participate in, directly or indirectly, any position, investment or interest adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action toward or looking toward any of the foregoing.

During the term of your employment by the Company except on behalf of the Company or its subsidiaries, you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or otherwise become or be interested in any other person, Corporation, firm, partnership or other entity whatsoever which manufactures, markets, sells, distributes or provides consulting services concerning products or services which copete with those of the Company or any of its subsidiaries. However, nothing in this Section shall preclude you from holding less than ten percent of the outstanding capital sotkc of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any Securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the counter market. During the term of your employment with the Company you will also not directly or indirectly intentionally solicit, endeavor to entice away from the Company, or any of its subsidiaries, or otherwise interfere with the relationship of the Company, or any of its subsidiaries (including but not limited to, any person who is employed by or otherwise engaged to perform services for the independent sales representatives or organizations), or any person or entity who is, or was within the ten most recent 12-month period, a customer or client of the Company, or any of its subsidiaries, whether for your own account or for the account of any other person, corporation, firm, partnership or other entity whatsoever.

You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship, you represent and warrant that you do not possess confidential information arising out of prior employment which, in your best judgment, could be utilized in connection with your employment by the Company in the absence of the following paragraph.

If, in spite of the second sentence of the previous paragraph, you should find that confidential information belonging to any former employer might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any other former employers; but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own and all information which is common knowledge in the industry or otherwise legally in the public domain.